EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Network-1 Security Solutions, Inc.

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 5 to the Registration Statement on Form S-1 (of which this consent is filed as Exhibit 23.1) and related Prospectus pertaining to Network-1 Security Solutions, Inc. and to the use therein of our report dated March 8, 2012 related to our audit of the financial statements of Network-1 Security Solutions, Inc. for the years ended December 31, 2011 and December 31, 2010.

Radin, Glass & Co., LLP By: /s/ Radin, Glass & Co., LLP New York, New York April 9, 2012